EXHIBIT 4.1

AMENDED STOCK OPTION PLAN

1.    Purpose

The purpose of the Amended Stock Option Plan (the “Plan”) of ALAMOS GOLD INC., a corporation continued under the Company Act (British Columbia) and transitioned under the Business Corporations Act (British Columbia) (the “Corporation”) is to advance the interests of the Corporation by encouraging the directors, officers, employees and consultants of the Corporation, and of its subsidiaries and affiliates, to acquire shares in the Corporation, thereby increasing their proprietary interest in the Corporation, encouraging them to remain associated with the Corporation and furnishing them with additional incentive in their efforts on behalf of the Corporation in the conduct of its affairs.

2.    Administration

The Plan shall be administered by the Board of Directors of the Corporation or by a committee of the directors appointed from time to time by the Board of Directors of the Corporation pursuant to rules of procedure fixed by the Board of Directors (such committee or, if no such committee is appointed, the Board of Directors of the Corporation is hereinafter referred to as the “Board”). A majority of the Board shall constitute a quorum, and the acts of a majority of the directors present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Board.

Subject to the provisions of the Plan, the Board shall have authority to construe and interpret the Plan and all option agreements entered into thereunder, to define the terms used in the Plan and in all option agreements entered into thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Board shall be binding and conclusive on all participants in the Plan and on their legal personal representatives and beneficiaries.

Each option granted hereunder may be evidenced by an agreement in writing, signed on behalf of the Corporation and by the optionee, in such form as the Board shall approve. Each such agreement shall recite that it is subject to the provisions of this Plan.

All options granted pursuant to this Plan shall be subject to the approval of the TSX and any stock exchange or exchanges or securities regulatory agency having jurisdiction in the circumstances (hereinafter collectively referred to as, the “Exchange”).

3.    Shares Subject to Plan

Subject to adjustment as provided in Section 14 hereof, the shares to be offered under the Plan shall consist of shares of the Corporation’s authorized but unissued common shares. The aggregate number of shares issuable upon the exercise of all options granted under the Plan shall not exceed 10% of the issued and outstanding shares of the Corporation as at the date of grant of each option under the Plan. If any option granted hereunder shall expire or terminate for any reason in accordance with the terms of the Plan without being exercised, the un-purchased shares subject thereto shall again be available for the purpose of this Plan.

4.    Maintenance of Sufficient Capital

The Corporation shall at all times during the term of the Plan reserve and keep available such numbers of shares as will be sufficient to satisfy the requirements of the Plan.

5.    Eligibility and Participation

Directors, officers, consultants, and employees of the Corporation or its subsidiaries, and individuals of a person or corporation providing ongoing management services to the Corporation or its subsidiaries and affiliates shall be eligible for selection to participate in the Plan (such persons hereinafter collectively referred to as “Participants”). Subject to compliance with applicable requirements of the Exchange, Participants may elect to hold options granted to them in an incorporated entity wholly owned by them and such entity shall be bound by the Plan in the same manner as if the options were held by the Participant.

Subject to the terms hereof, the Board shall determine to whom options shall be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted and vested, and the number of shares to be subject to each option.

An individual who has been granted an option may, if he is otherwise eligible, and if permitted under the policies of the Exchange, be granted an additional option or options if the Board shall so determine.

6.    Exercise Price

(a)	The exercise price of the shares subject to each option shall be determined by the Board, subject to applicable Exchange approval, at the time any option is granted. In no event shall such price be lower than the price permitted by the Exchange.

(b)	Once the exercise price has been determined by the Board, accepted by the Exchange and the option has been granted, the exercise price of an option may only be reduced, in the case of options held by insiders of the Corporation (as defined by the Exchange), if disinterested shareholder approval is obtained at a meeting of the shareholders of the Corporation.

7.    Number of Optioned Shares

The number of shares subject to an option granted to any one Participant shall be determined by the Board subject to:

(a)	the number of securities issuable to insiders, at any time, under all security based compensation arrangements, cannot exceed 10% of issued and outstanding securities;

(b)	the number of securities issued to Insiders, (as defined in the policies of the TSX), as a group, pursuant to the exercise of options granted under the Plan and all other share compensation arrangements, in any one year period, will not exceed 10% of the issued and outstanding shares of the Corporation; and

(c)	no Participant shall be granted an option in any 12-month period which exceeds 5% of the number of issued shares of the Corporation.

8.    Duration of Option

Each option and all rights thereunder shall be expressed to expire on the date set out in an option agreement with a Participant and shall be subject to earlier termination as provided in Sections 10 and 11.

Option Period, Consideration and Payment

(a)	The option period shall be a period of time fixed by the Board not to exceed a maximum of 10 years, provided that the option period shall be reduced with respect to any option as provided in Sections 10 and 11 covering cessation as a director, officer, consultant or employee of the Corporation or its subsidiaries, or death of the Participant.

(b)	Except as set forth in Sections 10 and 11, no option may be exercised unless the Participant is at the time of such exercise a director, officer, consultant, or employee of the Corporation or any of its subsidiaries or affiliates.

(c)	The exercise of any option will be contingent upon receipt by the Corporation at its head office of a written notice of exercise, specifying the number of common shares with respect to which the option is being exercised, accompanied by cash payment, certified cheque or bank draft for the full purchase price of such common shares with respect to which the option is exercised. No Participant or his legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any shares subject to an option under this Plan, unless and until the certificates for such shares are issued to him or them under the terms of the Plan.

9.    Ceasing To Be a Director, Officer, Consultant or Employee

If a Participant shall cease to be a director, officer, consultant or employee of the Corporation or its subsidiaries or affiliates for any reason (other than death), he may exercise his option to the extent that he was entitled to exercise it at the date of such cessation as set out in an option agreement with such Participant, or if there is none, no later than the first to occur of the expiry date of the option and 90 days after the date of such cessation as a director, officer, consultant or employee of the Corporation or its subsidiaries or affiliates subject to any restrictions under applicable Exchange policies and rules.

Nothing contained in the Plan, nor in any option granted pursuant to the Plan, shall as such confer upon any Participant any right with respect to continuance as a director, officer, consultant or employee of the Corporation or of any of its subsidiaries or its affiliates.

10.    Death of Participant

In the event of the death of a Participant, the option previously granted to him shall be exercisable only within the one (1) year after such death and then only:

(a)	by the person or persons to whom the Participant’s rights under the option shall pass by the Participant’s will or the laws of descent and distribution; and

(b)	if and to the extent that he was entitled to exercise the Option at the date of his death.

11.    Rights of Optionee

No person entitled to exercise any option granted under the Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any shares issuable upon exercise of such option until certificates representing such shares shall have been issued and delivered.

12.    Proceeds from Sale of Shares

The proceeds from sale of shares issued upon the exercise of options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board may determine.

13.    Adjustments

If the outstanding shares of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares of securities of the Corporation through re-organization, merger, re-capitalization, re-classification, stock dividend, subdivision or consolidation, an appropriate and proportionate adjustment shall be made by the Board in its discretion in the number or kind of shares optioned and the exercise price per share, as regards previously granted and unexercised options or portions thereof, and as regards options which may be granted subsequent to any such change in the Corporation’s capital.

Upon the liquidation or dissolution of the Corporation or upon a re-organization, merger or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, or upon the sale of substantially all of the property or more than eighty (80%) percent of the then outstanding shares of the Corporation to another corporation, the Plan shall terminate, and any options theretofore granted hereunder shall terminate unless provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options theretofore granted, or the substitution for such options of new options covering the shares of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and exercise prices, in which event the Plan and options theretofore granted shall continue in the manner and upon the terms so provided. If the Plan and unexercised options shall terminate pursuant to the foregoing sentence, the shares subject to all options granted shall immediately vest and all Participants then entitled to exercise any unexercised portion of options then outstanding shall have the right at such time immediately prior to consummation of the event which results in the termination of the Plan as the Corporation shall designate, to exercise their options to the full extent not theretofore exercised.

Adjustments under this Section shall be made by the Board whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional share shall be required to be issued under the Plan on any such adjustment.

Amendments to stock options held by insiders will be subject to regulatory and disinterested shareholder approval prior to the exercise of the option.

14.    Transferability

All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable or assignable unless specifically provided herein or the extent, if any, permitted by the Exchange. During the lifetime of a Participant any benefits, rights and options may only be exercised by the Participant.

15.    Amendment and Termination of Plan

Subject to applicable approval of the Exchange, the Board may, at any time, suspend or terminate the Plan. Subject to applicable approval of the Exchange, the Board may also at any time amend or revise the terms of the Plan, provided that no such amendment or revision shall alter the terms of any options theretofore granted under the Plan.

16.    Necessary Approvals

The ability of a Participant to exercise options and the obligation of the Corporation to issue and deliver shares in accordance with the Plan is subject to any approvals which may be required from shareholders of the Corporation and any regulatory authority or Exchange having jurisdiction over the securities of the Corporation. If any shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such shares shall terminate and any option exercise price paid to the Corporation will be returned to the Participant.

17.    Effective Date of Plan

The Plan has been adopted by the Board of the Corporation subject to the approval of the Exchange and, if so approved, the Plan shall become effective upon such approvals being obtained.

18.    Interpretation

The Plan will be governed by and construed in accordance with the laws of the Province of British Columbia.

MADE by the Board of Directors of the Corporation as evidenced by the signature of the following senior officer duly authorized in that behalf effective the 10th day of March, 2005.

ALAMOS GOLD INC.

           /s/ Jon Morda
Per:   ______________________________
            Jon Morda, Chief Financial Officer

ALAMOS GOLD INC.

Addendum to

Amended Stock Option Plan
(the “Addendum”)

The Amended Stock Option Plan (Rolling) of Alamos Gold Inc. (the “Corporation”) made effective March 10, 2005 (the “Plan”) is hereby amended by the provisions set out below which are incorporated into and form a part of the Plan.

All capitalized terms used and not otherwise defined in this Addendum have the meanings attributed to them in Plan.

1.	Section 7 of the Plan is hereby amended by adding the following Subsection 7(c):

“ 7(c)	Notwithstanding anything contained in Plan to the contrary, the exercise price of shares subject to each option granted shall be at or above 100% of the closing trading price of the Corporation’s common shares listed on the Exchange at the particular time of grant.”

2.	Section 6 of the Plan is hereby amended by adding the following paragraph at the end of Section 6:

“ Notwithstanding anything contained in Plan to the contrary, each option granted to non-employee directors of the Corporation shall be approved by the Corporation’s Compensation Committee and may be automatically granted at certain intervals based on a set formula that shall be determined by or otherwise approved by the Corporation’s Compensation Committee.”

In all other respects the Plan shall remain amended and in full force and effect.

MADE by the Board of Directors of the Corporation as evidenced by the signature of the following senior officer duly authorized in that behalf effective the 17th day of May, 2006.

ALAMOS GOLD INC.

           /s/ Jon Morda
Per:   ______________________________
            Jon Morda, Chief Financial Officer